Exhibit 99.d.2.e

AMENDMENT NO. 5 TO SCHEDULE A

SCHEDULE A

UBS RELATIONSHIP FUNDS

1.	UBS High Yield Relationship Fund

2.	UBS U.S. Securitized Mortgage Relationship Fund

This Amendment No. 5 to Schedule A of the Investment Advisory Agreement by and between UBS Relationship Funds (formerly Brinson Relationship Funds) and UBS Global Asset Management (Americas) Inc. (formerly Brinson Partners, Inc.) dated October 30, 2000 has been agreed to as of this 28th day of April, 2006 by the undersigned.

UBS RELATIONSHIP FUNDS			UBS RELATIONSHIP FUNDS

By:	/s/ Joseph Malone		By:	/s/ Joseph J. Allessie
	Name:	Joseph Malone		Name:	Joseph J. Allessie
	Title:	Treasurer and Principal Accounting Officer		Title:	Vice President and Assistant Secretary

UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.			UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ John Moore		By:	/s/ Mark Kemper
	Name:	John Moore		Name:	Mark Kemper
	Title:	Executive Director and Chief Financial Officer		Title:	Executive Director and General Counsel